                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ]      Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2)

[X]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                    STEWART INFORMATION SERVICES CORPORATION
                (Name of Registrant as Specified in its Charter)

                    STEWART INFORMATION SERVICES CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies: N/A

         2)       Aggregate number of securities to which transaction applies:
                  N/A

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

         4)       Proposed maximum aggregate value of transaction:  N/A

         5)       Fee paid previously with preliminary materials:  N/A

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:  N/A

         2)       Form, Schedule or Registration Statement No.:  N/A

         3)       Filing Party:  N/A

         4)       Date Filed:  N/A

         5)       Total fee paid:  N/A

                    STEWART INFORMATION SERVICES CORPORATION

                             1980 POST OAK BOULEVARD
                              HOUSTON, TEXAS 77056

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 1, 2000

     Notice is hereby given that the Annual Meeting of the Stockholders of Stewart Information Services Corporation, a Delaware corporation (the "Company"), will be held on Monday, May 1, 2000, at 8:30 A.M. in the Independence Room on the eleventh floor of the Company's offices, 1980 Post Oak Boulevard, Houston, Texas, for the following purposes:

         (1) To elect directors of the Company to hold office until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.

         (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The holders of record of Common Stock and Class B Common Stock of the Company at the close of business on March 3, 2000 will be entitled to vote at the meeting.



                                             By Order of the Board of Directors,

                                             Max Crisp

                                             Secretary


March 23, 2000



                                    IMPORTANT

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY PROMPTLY. IF YOU ATTEND THE MEETING YOU CAN VOTE EITHER IN PERSON OR BY YOUR PROXY.

                    STEWART INFORMATION SERVICES CORPORATION
                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 1, 2000

     This Proxy Statement is furnished to the stockholders of Stewart Information Services Corporation (the "Company"), 1980 Post Oak Boulevard, Houston, Texas 77056 (Tel. No. 713/625-8100), in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the Annual Meeting of Stockholders to be held on Monday, May 1, 2000, at 8:30 A.M. in the Independence Room on the eleventh floor of the Company's offices, 1980 Post Oak Boulevard, Houston, Texas, or any adjournment thereof.

     Proxies in the form enclosed, properly executed by stockholders and received in time for the meeting, will be voted as specified therein. If a stockholder does not specify otherwise, the shares represented by his or her proxy will be voted for the nominees listed therein. The giving of a proxy does not preclude the right to vote in person should the person giving the proxy so desire, and the proxy may be revoked at any time before it is exercised by written notice delivered to the Company at or prior to the meeting. This Proxy Statement is being mailed on or about March 23, 2000 to stockholders of record at the close of business on March 3, 2000 (the "Record Date").

     At the close of business on the Record Date, there were outstanding and entitled to vote 13,679,806 shares of Common Stock and 1,050,012 shares of Class B Common Stock, and only the holders of record on such date shall be entitled to vote at the meeting. As long as 600,000 or more shares of Class B Common Stock are issued and outstanding, at each election of directors the Common Stock and Class B Common Stock are voted as separate classes. Shares of the Company's Class B Common Stock are convertible on a one-for-one basis into shares of the Company's Common Stock.

     The holders of Common Stock, voting as a class, are entitled to elect five of the nine directors of the Company. Each share of Common Stock is entitled, at the option of the person voting such share, either to cast one vote per share for each of the five directors to be elected by the holders of the Common Stock or to vote cumulatively by casting five votes per share, which may be distributed in any manner among any number of the nominees. The enclosed form of proxy provides a means for stockholders to vote for all of the nominees listed therein, to withhold authority to vote for one or more of such nominees or to withhold authority to vote for all of such nominees. If authority to vote for four or fewer of the nominees is withheld, and if there are nominees other than management nominees for the directorships to be filled by the holders of the Common Stock, then the persons named in the enclosed proxy may vote cumulatively by dividing the number of votes represented by the proxy equally among the nominees for which authority to vote is not withheld. If there are no nominees for the five positions to be elected by the holders of Common Stock other than the management nominees set forth herein, it is the intention of the persons named in the enclosed proxy to allocate the votes represented by the proxy evenly among the management nominees. If there should be any additional nominees for such positions, then the persons named in the enclosed proxy will vote cumulatively to elect as many as possible of the management nominees. If it is not possible to elect each of the five management nominees, then the persons named in the enclosed proxy will have discretion as to which of such nominees may be elected.

     Unless a holder of Common Stock who withholds authority votes in person at the meeting or votes by means of another proxy, the withholding of authority will have no effect upon the election of those directors for whom authority to vote is withheld because the Company's By-Laws provide that directors are elected by a plurality of the votes cast. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the election of directors. The shares held by each stockholder who signs and returns the enclosed form of proxy will be counted for purposes of determining the presence of a quorum at the meeting.

     The holders of Class B Common Stock, voting as a class, are entitled to elect the remaining four of the nine directors of the Company. Each holder of Class B Common Stock has the right to vote, in person or by proxy, the number of shares owned by him for the four directors to be elected by the holders of Class B Common Stock and for whose election he has a right to vote.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of the Record Date with respect to persons known to the Company to be the beneficial owners of more than 5% of either class of the Company's voting shares:

                                                                                          AMOUNT AND
                                                                                          NATURE OF
                                                                                          BENEFICIAL       PERCENT
          NAME AND ADDRESS OF BENEFICIAL OWNER                    TITLE OF CLASS          OWNERSHIP        OF CLASS
---------------------------------------------------------   --------------------------   ------------     ---------
Malcolm S. Morris                                              Class B Common Stock           525,006       50.0
  3992 Inverness
  Houston, Texas 77019

Stewart Morris, Jr.                                            Class B Common Stock           525,006       50.0
  #8 West Rivercrest
  Houston, Texas 77042

EQSF Advisers, Inc.                                                Common Stock             2,281,200(1)    16.7
  767 Third Avenue
  New York, New York 10017

Private Capital Management, Inc.                                   Common Stock             1,545,352(2)    11.3
  3003 Tamiami Trail N.
  Naples, Florida  34109

Artisan Partners                                                   Common Stock             1,502,400(3)    10.1
  1000 North Water Street, #1770
  Milwaukee, Wisconsin 53202

Franklin Resources, Inc.                                           Common Stock               780,000(4)     5.7
  777 Mariners Island Boulevard
  San Mateo, California  94404

----------
(1) EQSF Advisers, Inc. reported sole voting and dispositive power with respect to all of such shares in its report on Schedule 13G/A filed February 14, 2000. Includes 279,800 shares owned by M. J. Whitman Advisers, Inc. Third Avenue Value Fund, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 1,951,400 of the shares reported by EQSF. Style Select Small-Cap Value Series, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of 37,500 of, the shares reported by EQSF, and Third Avenue Value Portfolio of the Third Avenue Variable Series Trust, an investment company registered under the Investment Company Act of 1940, has the right to receive dividends from, and the proceeds from the sale of, 12,500 of the shares reported by EQSF.

(2) Private Capital Management, Inc. reported shared dispositive power and no voting power with respect to such shares in its Schedule 13G filed February 17, 2000.

(3) Such shares are owned by funds for which Artisan Partners is an investment advisor. Artisan Partners reported shared voting and investment power with respect to all of such shares in its Schedule 13G/A filed March 9, 2000. Such report was also filed on behalf of Andrew A. Ziegler and Carlene Murphy Ziegler.

(4) Direct and indirect investment advisory subsidiaries of Franklin Resources, Inc. have sole voting and investment power with respect to all of such shares. Information with respect to the ownership of such stockholder was obtained from its report on Schedule 13G filed February 3, 2000. Such report was also filed on behalf of Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisory Services, Inc., affiliates of Franklin Resources, Inc.

     The holders of the Class B Common Stock have entered into an agreement intended to maintain an equal ownership of shares of Common Stock and Class B Common Stock by Carloss Morris and Malcolm S. Morris, collectively, and by Stewart Morris and Stewart Morris, Jr., collectively. Such agreement also provides for rights of first refusal with respect to Class B Common Stock among themselves in the event of the death, voluntary or involuntary disposition of the shares of Class B Common Stock and upon certain other specified conditions.

     The following table sets forth information as of the Record Date with respect to each class of the Company's voting shares beneficially owned by executive officers, directors and nominees for director of the Company and by all officers, directors and nominees for director of the Company as a group:


                                                                                          AMOUNT AND
                                                                                          NATURE OF
                                                                                          BENEFICIAL       PERCENT
  NAME AND ADDRESS OF BENEFICIAL OWNER                  TITLE OF CLASS                    OWNERSHIP       OF CLASS
-----------------------------------------------     ----------------------               ------------     ---------
Malcolm S. Morris..............................          Common Stock                      215,000(2)       1.55
                                                     Class B Common Stock                  525,006          50.0
Stewart Morris, Jr. ...........................          Common Stock                      125,000(3)          *
                                                     Class B Common Stock                  525,006          50.0
Lloyd Bentsen, III.............................          Common Stock                        5,316             *
Max Crisp......................................          Common Stock                       44,500(4)          *
Nita B. Hanks..................................          Common Stock                          366             *
Paul W. Hobby..................................          Common Stock                        2,316             *
Dr. E. Douglas Hodo............................          Common Stock                        2,316             *
Dr. W. Arthur Porter...........................          Common Stock                        2,316             *
C. M. Hudspeth.................................          Common Stock                       34,116(5)          *
Martin J. Whitman..............................          Common Stock                    2,281,200(6)       16.7
All officers, directors and nominees as a                Common Stock                    2,712,546          19.3
  group (10 persons)...........................      Class B Common Stock                1,050,012         100.0


-----------
*    Less than 1%.

(1) Unless otherwise indicated, the beneficial owner has sole voting and investment power.

(2) Consists of 215,000 shares subject to stock options (see "Executive Compensation--Option Grants and Exercises" at page 8).

(3) Consists of 125,000 shares subject to stock options (see "Executive Compensation--Option Grants and Exercises" at page 8).

(4) Includes 41,500 shares subject to stock options (see "Executive Compensation--Option Grants and Exercises" at page 8).

(5) Includes 4,116 shares as to which C. M. Hudspeth has sole voting and investment power and 30,000 shares owned by C. M. Hudspeth's wife and as to which he has no voting and no investment power.

(6) The shares listed for Mr. Whitman consist of shares beneficially owned by EQSF Advisers, Inc. and M.J. Whitman Advisers, Inc., both of which are investment advisors having sole voting and investment powers with respect to such shares. Mr. Whitman is the chief executive officer and controlling person of EQSF Advisers, Inc. and M.J. Whitman Advisers, Inc. Mr. Whitman disclaims beneficial ownership of all such shares.


                              ELECTION OF DIRECTORS

     At the meeting, nine directors (constituting the entire Board of Directors) are to be elected. The holders of Common Stock are entitled to elect five directors, and the holders of Class B Common Stock are entitled to elect four directors. All directors of the Company hold office until the next annual meeting of stockholders or until their respective successors are elected and qualify. All officers of the Company hold office until the regular meeting of directors following the annual meeting of stockholders or until their respective successors are duly elected and qualified.

     During 1999, the Board of Directors held five meetings and executed one consent in lieu of meeting. No director attended fewer than 80% of such meetings. The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. The Company has no nominating committee of the Board of Directors.

     The Executive Committee may exercise all of the powers of the directors, except those specifically reserved to the Board of Directors by law, and, during 1999, was comprised of Carloss Morris, Stewart Morris, Max Crisp and C. M. Hudspeth. The Executive Committee is currently comprised of Malcolm S. Morris, Stewart Morris, Jr., Max Crisp and C. M. Hudspeth. During 1999, the Executive Committee held six meetings at which all members were present and executed 47 consents in lieu of meetings. No member of the Executive Committee attended fewer than 80% of the meetings of the Executive Committee.

     It is the duty of the Audit Committee to (i) review, with the Company's independent auditors, the scope of the annual audit, (ii) review the independent auditors' management letter and (iii) meet with the Company's internal auditors. The Audit Committee is comprised of C. M. Hudspeth, Dr. E. Douglas Hodo and Lloyd Bentsen, III. During 1999, the Audit Committee held four meetings at which all members were present.

     See "Executive Compensation--Compensation Committee" at page 11 for information with respect to the Company's Compensation Committee.


COMMON STOCK

     The following persons have been nominated to fill the five positions to be elected by the holders of Common Stock. The management of the Company does not contemplate that any of such nominees will become unavailable for any reason, but if that should occur before the meeting, proxies will be voted for another nominee, or other nominees, to be selected by the Board of Directors of the Company.

NOMINEE, AGE AND POSITION WITH THE COMPANY                                                          DIRECTOR SINCE
------------------------------------------                                                          --------------
Lloyd Bentsen, III, 55, Director................................................................         1995
Nita B. Hanks, 46, Director.....................................................................         1990
Dr. E. Douglas Hodo, 65, Director...............................................................         1988
Dr. W. Arthur Porter, 58, Director..............................................................         1993
Martin J. Whitman, 75, Nominee for Director.....................................................           --

     Mrs. Hanks and Dr. Hodo were elected by the holders of the Common Stock at the annual meeting of stockholders held in 1999. Mr. Bentsen and Dr. Porter were elected by the holders of the Class B Common Stock at the annual meeting of stockholders held in 1999. It is the intention of the persons named in the proxy for the holders of Common Stock to vote the proxies for the election of the nominees named below, unless otherwise specified.

     Mr. Bentsen served as an Advisory Director of the Company from 1992 until his election to the Board of Directors in 1995. Mr. Bentsen is a general partner and co-founder of Triad Ventures, a group of venture capital funds with over $50 million of capital that seeks to invest in Texas-based emerging growth companies. Prior to founding his venture capital firm in 1979, Mr. Bentsen spent ten years with Rotan Mosle, Inc., a regional investment banking firm, as a member of the corporate finance department. Mr. Bentsen is a graduate of Princeton University and holds an MBA from Stanford University.

     For more than the past five years, Mrs. Hanks has been a Senior Vice President of Stewart Title Guaranty Company ("Guaranty"), the Company's largest subsidiary. Mrs. Hanks is Director of Human Resources for the Company and brings a key perspective from the Company's employees to its Board of Directors. Employee costs represent one of the Company's largest expenses.

     Dr. Hodo serves as Chairman of the Company's Audit Committee. Dr. Hodo has served as President of Houston Baptist University for more than the past five years. Dr. Hodo is also Chairman of the Board of Directors of the United Services Group of funds and chairman of its audit committee.

     Dr. Porter has served as Dean of the College of Engineering and University Vice President for Technology Development of the University of Oklahoma since 1998. Dr. Porter is also the Secretary of Science and Technology Development for the State of Oklahoma. Prior to those appointments, he had served as President and Chief Executive Officer of Houston Advanced Research Center, a nonprofit research consortium, for more than five years. He also had served as an Adjunct Professor of Electrical Engineering at Rice University for more than five years prior to his appointment with the University of Oklahoma. Dr. Porter is also a director of Electro Scientific Industries, Inc., Portland, Oregon, and Bookham Technologies, Oxfordshire, England.

     Mr. Whitman has served as Chairman and Chief Executive Officer of M. J. Whitman, Inc., and its predecessors (a broker-dealer), since 1974; Chief Executive Officer and a director of Danielson Holding Corporation since 1990 (and Chairman of the Board from 1990 to July 1999); Chairman, Chief Executive Officer and a director of Third Avenue Trust and its predecessor and EQSF Advisers, Inc. (the advisor to Third Avenue Trust) since 1990; and Chairman, chief Executive and a Director of Third Avenue Variable Series Trust since June 1999. Mr. Whitman also serves as a director of Nabors Industries, Inc., a Director of Tejon Ranch Co., and from March 1993 to February 1996 a director of Herman's Sporting Good's, Inc., which filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in April 1996. Mr. Whitman is an Adjunct Lecturer, Adjunct Professor and Distinguished Fellow in Finance, Yale University School of Management from 1972 to 1984 and 1992 to present. Mr. Whitman is co-author of The Aggressive Conservative Investor and author of Value Investing:
A Balanced Approach.

CLASS B COMMON STOCK

     The following persons have been nominated to fill the four positions to be elected by the holders of Class B Common Stock. It is the intention of the persons named in the proxy for the holders of Class B Common Stock to vote the proxies for the election of the nominees named below, unless otherwise specified. The management of the Company does not contemplate that any of such nominees will become unavailable for any reason, but if that should occur before the meeting, proxies will be voted for another nominee, or other nominees, to be selected by the Board of Directors of the Company.

NOMINEE, AGE AND POSITION WITH THE COMPANY                                                          DIRECTOR SINCE
------------------------------------------                                                          --------------
Max Crisp, 65, Vice President-Finance, Secretary, Treasurer and Director........................         1970
Paul W. Hobby, 39, Director.....................................................................         1989
Malcolm S. Morris, 53, Co-Chief Executive Officer
   and Chairman of the Board of Directors.......................................................         2000
Stewart Morris, Jr., 51, Co-Chief Executive Officer, President and Director.....................         2000


     Mr. Crisp and Mr. Hobby were elected by the holders of the Common Stock at the annual meeting of stockholders held in 1999. Malcolm S. Morris and Stewart Morris, Jr. were elected to the Board of Directors of the Company on January 31, 2000, to fill the vacancies created by the resignations of Carloss Morris and Stewart Morris.

     Mr. Crisp has served as Vice President-Finance, Treasurer and Secretary of the Company and as its Chief Financial Officer for more than the past five years.

     Mr. Hobby has served since 1995 as Chairman of Hobby Media Services, Inc., a media software company. Mr. Hobby is also a Vice President of Hobby Communications, L.L.C. Mr. Hobby served as Chairman of Columbine JDS Systems, Inc. until October 31, 1997. Mr. Hobby also served as Vice President of H & C Communications, Inc. until December 31, 1996. Mr. Hobby also serves as a director of Aronex Pharmaceuticals, Coastal Bancorp, Cinema Star Luxury Theaters and Propaganda Films, Inc.

     Malcolm S. Morris has served as Chairman of the Board and Co-Chief Executive Officer of the Company since January 31, 2000, and as Senior Executive Vice President-Assistant Chairman of the Company for more than five years prior to that time. Malcolm S. Morris has also served for more than the past five years as President and Chief Executive Officer of Guaranty and Chairman of the Board of Stewart Title Company ("Title"), a subsidiary of the Company.

     Stewart Morris, Jr. has served as President and Co-Chief Executive Officer of the Company since January 31, 2000 and for more than five years prior to that time as Senior Executive Vice President-Assistant President of the Company. Stewart Morris, Jr. has also served for more than the past five years as President and Chief Executive Officer of Title and Chairman of the Board of Guaranty. Stewart Morris, Jr. and Malcolm S. Morris are cousins.

     Malcolm S. Morris and Stewart Morris, Jr., acting together, have the power to direct the management and policies of the Company. Accordingly, they may be deemed to be "control persons" as such term is used in regulations adopted under the Securities Exchange Act of 1934.

ADVISORY DIRECTORS

     In addition to the directors elected by the holders of the Company's Common Stock and Class B Common Stock, the Company has five advisory directors who are appointed by the Company's Board of Directors. The Company's advisory directors receive notice of and regularly attend meetings of the Company's Board of Directors. They provide valuable insights and advice to the Company and participate fully in all deliberations of the Company's Board of Directors but are not included in quorum and voting determinations. Advisory directors receive the same compensation for their services as do the members of the Company's Board of Directors elected by the stockholders of the Company.

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

     The following table summarizes compensation information concerning each of the Company's executive officers for each of the three years ended December 31, 1999.


                           SUMMARY COMPENSATION TABLE

-----------------------------------------------------------------------------------------------------------------------
                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                                  ANNUAL COMPENSATION                 (AWARDS)
                                     --------------------------------------------- --------------
                                                           MINIMUM      VARIABLE                     ALL OTHER
   NAME AND PRINCIPAL POSITION(1)     YEAR     SALARY       BONUS        BONUS     STOCK OPTIONS   COMPENSATION
------------------------------------ ------- ----------- ------------ ------------ -------------- ---------------
                                                 ($)          ($)          ($)       (# shares)         ($)
Carloss Morris                        1999       135,000      125,000      240,000            --           14,241(2)
   Chairman of the Board and          1998       135,000      125,000      240,000            --           13,919
   Co-Chief Executive Officer         1997       135,000      100,000      120,789            --           17,713


Stewart Morris                        1999       135,000      125,000      240,000            --           13,902(3)
   President and                      1998       135,000      125,000      240,000            --           13,050
   Co-Chief Executive Officer         1997       135,000      100,000      120,789            --           15,399


Stewart Morris, Jr.                   1999       130,000      125,000      245,000         20,000           9,798(4)
   Senior Executive Vice              1998       130,000      125,000      245,000         24,000           6,226
   President-Assistant                1997       130,000      125,000       99,148         20,000           5,855
   President(5)


Malcolm S. Morris                     1999       130,000      125,000      245,000         20,000           9,878(6)
   Senior Executive Vice Presi        1998       130,000      125,000      245,000         24,000           2,027
   dent-Assistant Chairman(7)         1997       130,000      125,000       99,148         20,000           5,644


Max Crisp                             1999       140,000      100,000      142,755         13,000           9,403(8)
   Vice President-Finance(9)          1998       140,000       68,000      217,000         12,000           7,893
                                      1997       140,000       68,000       31,318         10,000           7,220

--------

(1) On January 31, 2000, Malcolm S. Morris and Stewart Morris, Jr. were elected to the Board of Directors of the Company. Malcolm S. Morris was also elected Chairman of the Board and Co-Chief Executive Officer, and Stewart Morris, Jr. was elected President and Co-Chief Executive Officer of the Company. Carloss Morris and Stewart Morris, who had served in those capacities since 1975, were elected advisory directors.

(2) Includes matching contributions to the Company's 401(k) plan ($2,322), director's fees ($1,950) and $9,563, representing the portion of insurance premiums paid by the Company with respect to term life insurance plus the dollar value of the benefit of the remainder of life insurance premiums paid by the Company (see "--Insurance" at page 10).

(3) Includes matching contributions to the Company's 401(k) plan ($2,322), director's fees ($1,950) and $9,224, representing the portion of insurance premiums paid by the Company with respect to term life insurance plus the dollar value of the benefit of the remainder of life insurance premiums paid by the Company (see "--Insurance" at page 10).

(4) Includes matching contributions to the Company's 401(k) plan ($2,322), director's fees ($3,300) and $3,770, representing the portion of insurance premiums paid by the Company with respect to term life insurance plus the dollar value of the benefit of the remainder of life insurance premiums paid by the Company.

(5) Stewart Morris, Jr. is also President and Chief Executive Officer of Title and Chairman of the Board of Guaranty.

(6) Includes matching contributions to the Company's 401(k) plan ($2,322), director's fees ($1,650) and $5,500, representing the portion of insurance premiums paid by the Company with respect to term life insurance plus the dollar value of the benefit of the remainder of life insurance premiums paid by the Company.

(7) Malcolm S. Morris is also President and Chief Executive Officer of Guaranty and Chairman of the Board of Title.

(8) Includes matching contributions to the Company's 401(k) plan ($2,322), director's fees ($1,950) and $4,725, representing the portion of insurance premiums paid by the Company with respect to term life insurance plus the dollar value of the benefit of the remainder of life insurance premiums paid by the Company.

(9) Max Crisp is also Secretary, Treasurer and a director of the Company and Vice President-Finance of Guaranty and Title.

     Each executive officer of the Company holds office until the regular meeting of directors following the annual meeting of stockholders or until his successor is duly elected and qualifies.

OPTION GRANTS AND EXERCISES

     The following table sets forth information concerning individual grants of stock options made during the year ended December 31, 1999 to each of the Company's executive officers. All such grants were made on May 24, 1999, under the terms of the Company's 1999 Stock Option Plan. The Company did not grant any stock appreciation rights during such year. The hypothetical values on the date of grant of stock options granted in 1999 shown below are presented pursuant to the rules of the Securities and Exchange Commission and are calculated under the modified Black-Scholes Model (the "Model") for pricing options. This hypothetical value of options trading on the stock markets bears little relationship to the compensation cost to the Company or potential gain realized by an optionee. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the Company's Common Stock relative to the exercise price per share of Common Stock issuable under the stock option at the time the stock options are exercised. There is no assurance that the hypothetical present values of stock options reflected in this table actually will be realized.

              OPTION GRANTS IN FISCAL YEAR ENDED DECEMBER 31, 1999


                                                                       INDIVIDUAL GRANTS
                                  --------------------------------------------------------------------------------------------
                                                      PERCENT OF
                                                         TOTAL
                                                        OPTIONS                                                 GRANT DATE
                                      OPTIONS         GRANTED TO          EXERCISE          EXPIRATION            PRESENT
             NAME                     GRANTED          EMPLOYEES            PRICE              DATE              VALUE(1)
------------------------------    ----------------  ---------------    ---------------    ---------------    -----------------
                                     (# shares)           (%)                ($)                                    ($)
Stewart Morris, Jr............              20,000       23.1              19.375             5/24/09                  170,000
Malcolm S. Morris.............              20,000       23.1              19.375             5/24/09                  170,000
Max Crisp.....................              13,000       15.0              19.375             5/24/09                  110,500


----------

(1) The grant date present values are calculated under the Model. The Model is a mathematical formula used to value stock options and is based on assumptions regarding the stock's historical volatility (34.1%), dividend rate (0.8%), option term (10 years) and risk-free rate of return (4.7%). The grant date present value does not reflect any discount with respect to prohibitions on transfer.

     The following table sets forth information concerning each exercise of stock options during the year ended December 31, 1999 by each of the Company's executive officers and the value of unexercised options at December 31, 1999. The Company has not issued any tandem or freestanding stock appreciation rights.

   AGGREGATED OPTION EXERCISES IN 1999 AND OPTION VALUES AT DECEMBER 31, 1999


                                                             NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                                                             OPTIONS AT DECEMBER 31,     IN-THE-MONEY OPTIONS AT
                                  SHARES                              1999                  DECEMBER 31, 1999
                               ACQUIRED ON       VALUE     --------------------------- ----------------------------
            NAME                 EXERCISE      REALIZED     EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------- -------------- ------------- ------------- ------------- ------------- --------------
                                (# shares)        ($)       (# shares)    (# shares)        ($)             ($)
Stewart Morris, Jr...........             --            --        93,806         6,194       163,634         22,066
Malcolm S. Morris............             --            --       183,806         6,194       949,257         22,066
Max Crisp....................             --            --        25,000            --            --             --


COMPENSATION OF DIRECTORS

     Directors of the Company, other than employees of the Company, receive an annual retainer of $7,500 and directors' fees of $2,000 per meeting attended. Directors of the Company who are employees receive directors' fees of $150 per meeting. Members of the Audit Committee and members of the Compensation Committee who are not employees of the Company receive $1,000 per meeting attended. No additional amounts are paid to members of the Executive Committee for their services as such. Pursuant to the Stewart Information Services Corporation 1996 Directors' Stock Plan (the "1996 Plan"), each non-employee director receives, in addition to the annual retainer and per-meeting fees described above, an annual award of shares of Common Stock of the Company valued at $7,500 based on the fair market value of the Common Stock on the date of the award. The Company also reimburses each director for the cost of an annual medical examination.

DEFERRED COMPENSATION AGREEMENTS

     On March 10, 1986, the Company entered into a Deferred Compensation Agreement with each of Malcolm S. Morris, Stewart Morris, Jr. and Max Crisp (individually, a "Beneficiary"). Pursuant to such agreements, as amended, a Beneficiary or his designee is entitled to receive, commencing upon his death or attainment of the age of 65 years, 15 annual payments in amounts that will, after payment of income taxes thereon, result in a net annual payment of $66,667 to Max Crisp and $133,333 to each of Malcolm S. Morris and Stewart Morris, Jr. For purposes of such agreements, each Beneficiary is deemed to be subject to federal income taxes at the highest marginal rate applicable to individuals. Such benefits are fully vested and are forfeited only if a Beneficiary's employment with the Company is terminated by reason of fraud, dishonesty, embezzlement or theft. Any death or income benefits provided to a Beneficiary under certain insurance policies currently maintained by the Company will reduce payments due to such Beneficiary under his Deferred Compensation Agreement.

INSURANCE

     The Company is a party to Life Insurance Coverage Agreements dated December 1, 1993, with Carloss Morris and Stewart Morris under which the Company has agreed to maintain $1,000,000 of life insurance coverage on the lives of each of them, with death benefits payable to their designated beneficiaries. Pursuant to such agreements, the Company has purchased split-dollar life insurance policies ("SD Policies") for which the Company pays annual premiums of $67,950 and $57,000 for the SD Policies on the lives of Carloss Morris and Stewart Morris, respectively. Premiums under the SD Policies will be returned to the Company from the proceeds of death benefits under the SD Policies. In 1999, the net death benefits to Carloss Morris and Stewart Morris under the SD policies would have been $485,842 and $607,000, respectively, and such benefits will decline annually by the amount of the premiums paid by the Company. The net death benefit under each SD Policy will also be affected by annual earnings under such policy.

     Prior to 1994, the Company established two paid up life insurance policies having no cash surrender value and providing death benefits of $890,954 and $769,873 to the beneficiaries of Carloss Morris and Stewart Morris, respectively. No premiums were paid by the Company under such policies in 1999; however, pursuant to applicable federal income tax regulations, taxable income attributable to such policies in 1999 of $31,112 and $26,879 was incurred by Carloss Morris and Stewart Morris, respectively.

PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the Company's cumulative total stockholder return on Common Stock with the cumulative total return of the Russell 2000 Index and the Russell 2000 Financial Services Sector Index (which includes the Company and its major publicly owned competitors) for the five years ended December 31, 1999. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1994 and that all dividends were reinvested.

            COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG THE COMPANY, RUSSELL 2000 AND RUSSELL 2000 FINANCIAL SERVICES SECTOR


                                    [GRAPH]


                                                                 AT DECEMBER 31,
                                 --------------------------------------------------------------------------------
                                      1994          1995          1996          1997         1998         1999
                                 ------------- ------------- ------------- ------------ ------------- -----------
Company.......................   $      100.00 $      141.32 $      138.00 $     194.98 $      392.36 $    181.83
Russell 2000..................          100.00        128.44        149.62       183.08        178.41      216.34
Russell 2000 Financial
   Services Sector............          100.00        138.86        178.89       243.34        225.84      212.58


COMPENSATION COMMITTEE

     Compensation Committee Interlocks and Insider Participation

     It is the duty of the Compensation Committee to approve the compensation of the executive officers. The Compensation Committee is comprised of C. M. Hudspeth, Paul W. Hobby and Dr. W. Arthur Porter. During 1999, the Compensation Committee held two meetings at which all members were present.

     During 1999, the Company and its subsidiaries paid a total of $65,232 to the law firm of DeLange, Hudspeth, McConnell & Tibbets, L.L.P. C. M. Hudspeth is of counsel to such firm and receives no compensation from it.

     Compensation Committee Report on Executive Compensation

To the Board of Directors of
Stewart Information Services Corporation:

                          COMPENSATION COMMITTEE REPORT

     Compensation Policy. The Compensation Committee of the Board of Directors (the "Committee") is responsible for the oversight and administration of the Company's executive compensation program. The Committee reviews the compensation program of the Company during each year as it deems necessary. The objective of the Committee is to provide executive officers of the Company with a compensation package that is fair and reasonable based on their individual levels of responsibility and performance in relation to the compensation of executive officers of other publicly held companies in the title insurance and comparable industries. In making its determinations as to the reasonableness of the Company's executive compensation, the Committee relies in part on the advice of a nationally recognized, independent compensation consulting firm.

     The principal elements of the Company's executive compensation program are an annual salary, an annual cash bonus and stock option grants to officers. The Company also provides life insurance to each of its executive officers.

     On January 31, 2000, Malcolm S. Morris and Stewart Morris, Jr. were elected to the Board of Directors of the Company. Malcolm S. Morris was elected Chairman of the Board and Co-Chief Executive Officer, and Stewart Morris, Jr. was elected President and Co-Chief Executive Officer of the Company. Carloss Morris and Stewart Morris, who had served in those capacities since 1975, were elected advisory directors.

     Base Salary. For 1999, the base salary levels for the executive officers of the Company were unchanged. Historically, base salaries of the Company's executive officers have remained relatively stable from year to year. Base salaries are set at levels deemed reasonable by the Committee based upon its subjective evaluation of the executive officer's level of responsibility. For 2000, the base salary levels for Malcolm S. Morris and Stewart Morris, Jr. will be increased $5,000 each.

     Annual Bonus. Each of the Co-Chief Executive Officers is eligible to receive an annual cash bonus based on the consolidated net income of Guaranty. A portion of the annual bonus is guaranteed, and the remainder is a percentage of the consolidated net income of Guaranty. The annual bonus tends to link a portion of the executive's compensation to the Company's annual results. The Committee believes that the consolidated net income of Guaranty, and the effect thereof on the level of dividends paid by the Company and the Company's book value per share, are important determinants over time of the value of the Company's Common Stock. For 1999, the Committee recommended and the Company adopted the following bonus formula for each of the Co-Chief Executive Officers:

            CONSOLIDATED NET                  PERCENT PAYABLE
           INCOME OF GUARANTY                    AS BONUS
           ------------------                   ---------
Up to $20 million.......................           1.00%
$20 million to $40 million .............           0.75%
$40 million to $60 million .............           0.50%
Over $60 million .......................           0.25%

The consolidated net income of Guaranty in 1999 was $48.6 million. This would have produced an annual bonus under the formula for each of the co-chief executive officers of $392,755. However, Carloss Morris and Stewart Morris agreed to limit their aggregate 1999 compensation to $500,000 each, which reduced their bonuses to $365,000 each. For 2000, the bonus formula for Malcolm
S. Morris and Stewart Morris, Jr. is as set forth in the table above, subject to a minimum bonus of $250,000 each.

     Stock Options. Pursuant to the Company's 1999 Stock Option Plan (the "1999 Plan"), in 1999 the Committee granted options to Malcolm S. Morris, Stewart Morris, Jr. and Max Crisp for 20,000, 20,000 and 13,000 shares, respectively. See "--Option Grants and Exercises" elsewhere in the Proxy Statement in which this report is included. The grant date values of such options were taken into account by the Committee in determining the reasonableness of the recipient officer's annual compensation package. The purpose of the 1999 Plan is to make available to the Committee an additional form of compensation that will align the interests of executive officers with those of the stockholders over a multi-year term. Executive officers, other than Carloss Morris and Stewart Morris, who were omitted from the 1999 Plan at their request, are eligible for grants of options at a purchase price not less than the fair market value of the shares on the date of grant. For 2000, the Committee has granted options to Malcolm S. Morris, Stewart Morris, Jr. and Max Crisp for 25,000, 25,000 and 16,500 shares, respectively.

     Insurance. Pursuant to agreements dated December 1, 1993, the Company pays the premiums on individual split-dollar life insurance policies for Carloss Morris, Stewart Morris and their respective beneficiaries. The Company will recover the full amount of premiums paid from the death benefit upon the death of the insured. See "--Insurance" elsewhere in the Proxy Statement in which this report is included. Except with respect to those individuals, such insurance is not considered by the Compensation Committee to be a significant part of the aggregate compensation package afforded by the Company to its executive officers.

     The Company's net earnings declined from $3.32 per diluted share in 1998 to $1.95 per diluted share in 1999, primarily due to higher mortgage interest rates in 1999. The Committee recognizes that the title insurance industry is strongly affected by nationally prevailing interest rates, and the Company's financial results from year to year will depend largely on the level of real estate activity in its primary markets. The Committee subjectively evaluates the performance of the Company's executive officers, including the co- chief executive officers, with respect to their efforts to provide for the long-term financial well being of the Company and to respond to continuing changes in the industry environment. In 1999, the Committee gave particular consideration to the efforts of the co-chief executive officers and other executive officers in further developing the Company's automation programs, increasing the Company's market share in existing markets, entering new markets through acquisitions and pursuing opportunities in international markets.


                              C. M. Hudspeth                      Paul W. Hobby
                                            Dr. W. Arthur Porter
                                    Members of the Compensation Committee

                        SELECTION OF INDEPENDENT AUDITORS

     KPMG LLP has been selected by the Company as its principal independent auditors for the Company's fiscal year ending December 31, 2000, and served in such capacity for the Company's fiscal year ended December 31, 1999. Representatives of KPMG LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and such representatives are expected to be available to respond to appropriate questions.

                              CERTAIN TRANSACTIONS

     During 1999, the Company and its subsidiaries paid a total of $408,230 to the law firm of Morris, Lendais, Hollrah & Snowden, P.C., of which Carloss Morris and Malcolm S. Morris are shareholders. In connection with real estate transactions processed by Title, such firm receives legal fees from its clients who are also customers of Title and who select such firm as their counsel. During 1999, the Company and its subsidiaries also paid legal fees to a law firm to which C. M. Hudspeth is of counsel (see "Executive Compensation--Compensation Committee--Compensation Committee Interlocks and Insider Participation" at page
11). Mr. Hudspeth receives no compensation from such law firm.

     During 1999, Marietta Maxfield, a daughter of Carloss Morris, was a full-time attorney for Guaranty and was paid $103,497 for services rendered in such capacity.

                PROPOSALS AND NOMINATIONS FOR NEXT ANNUAL MEETING

     Any proposals of holders of Common Stock or Class B Common Stock intended to be presented at the Annual Meeting of Stockholders of the Company to be held in 2001 must be received by the Company at its principal executive offices, 1980 Post Oak Boulevard, Suite 800, Houston, Texas 77056, no later than November 23, 2000, in order to be included in the proxy statement and form of proxy relating to that meeting. Pursuant to the Company's By-Laws, nominations of persons for election by the holders of Common Stock to the Board of Directors of the Company at the Annual Meeting of Stockholders of the Company to be held in 2001 must be received by the Company no later than February 15, 2001.

                                  OTHER MATTERS

     The management of the Company knows of no other matters which may come before the meeting. However, if any matters other than those referred to above should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

     Proxies for the Company's Annual Meeting of Stockholders to be held in 2001 may confer discretionary power to vote on any matter that may come before the meeting unless, with respect to a particular matter, (i) the Company receives notice, by certified mail, return receipt requested, addressed to the Company's Secretary, not later than the 15th day of February next preceding the meeting, that the matter will be presented at the annual meeting and (ii) the Company fails to include in its proxy statement for the annual meeting advice on the nature of the matter and how the Company intends to exercise its discretion to vote on the matter.

     The cost of solicitation of proxies in the accompanying form will be paid by the Company. The Company has retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist it in soliciting proxies for the proposals described in this proxy statement. The Company has agreed to pay Innisfree a fee for such services, which is not expected to exceed $10,000, plus expenses. In addition to solicitation by use of the mails, certain officers or employees of the Company, and of Innisfree, may solicit the return of proxies by telephone, telegram or personal interview.


                                             By Order of the Board of Directors,

                                             Max Crisp

                                             Secretary


March 23, 2000

                    STEWART INFORMATION SERVICES CORPORATION
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [ ]

The Board of Directors recommends a vote FOR:
    Election of Directors -- Nominees:
    01 - Lloyd Bentsen, III,
    02 - Nita B. Hanks,                                                 Except nominee(s)
    03 - Dr. E. Douglas Hodo,                 For   Withheld  For All        number(s)
    04 - Dr. W. Arthur Porter,                All      All     Except     written  below
    05 - Martin J. Whitman                    [ ]      [ ]      [ ]       .............


The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the Proxy Statement.

                                  Dated: ___________, 2000

Signature(s) _____________________________________________

__________________________________________________________

Please sign exactly as your name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representation capacity.

                          0   FOLD AND DETACH HERE   0

                            YOUR VOTE IS IMPORTANT!

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

PROXY                                                                      PROXY

                    STEWART INFORMATION SERVICES CORPORATION
              THIS PROXY FOR HOLDERS OF COMMON STOCK IS SOLICITED
                      ON BEHALF OF THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF STOCKHOLDERS -- MAY 1, 2000

     The undersigned appoints Ken Anderson, Jr. and Tannie L. Pizzitola, Jr., and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the Common Stock of Stewart Information Services Corporation which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of stockholders thereof to be held on May 1, 2000, or at any adjournment thereof.

     Unless otherwise marked, this proxy will be voted FOR the election of the nominees named.


     PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
                               ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)